Exhibit 10.4

Form of Joint Venture Agreement

This Joint Venture Agreement (the “Agreement") is signed by the following three parties in Beijing, China on February 18 , 2014 (the “Signing Day"):

Engage Mobility, Inc. (Hereinafter referred to as "Engage U.S."), a Corporation under the U.S. law; and

Xinhua Ruide (Beijing) Network Technology Co., Ltd. (hereinafter referred to as "Xinhua Ruide "), a limited liability company incorporated under the Chinese law; and

Shenzhen Yingjia Mobile Technology Co., Ltd. (hereinafter referred to as " Shenzhen Yingjia"), a limited liability company incorporated under the Chinese law; and

Engage U.S., Xinhua Ruide, Zhichengxin and Anyishen hereinafter collectively referred to as "all parties", or individually a "Party".

Foreword

WHEREAS, Engage U.S. has ownership of the software and related intellectual property of the mobile Internet video platform based on AR technology, and the company has been listed on the U.S. OTCBB market. Engage U.S. intends to work with the domestic Chinese partners in China to promote their mobile marketing and data products and develop the China market.

WHEREAS, Xinhua Ruide has been recognized as a hi-tech enterprise with independent and innovative technology platform of cloud services, mobile Internet industry resources and multiple advantages of innovation business incubator and is in accordance with China's industrial policies.

WHEREAS, Shenzhen Yingjia is a company with resources in industry investment and financial, and marketing.

WHEREAS, China has the world's largest mobile Internet market, all parties hope to input their respective capabilities and resources, and set up a joint venture in China Datang Engage (China) Mobile Technology Ltd. (hereinafter referred to as Engage China engaged in development and sales of the AR technology product.All parties have had in-depth communications in regards to setting up Engage China, and reached the agreement on the tem1s of the investment contract to be signed and reached the following consensus: the effectiveness of the following terms and conditions depends on the formation, approval and signing of a formal investment contract.

Article 1 Partner

1.1	Partners of the Agreement

(a)	Engage U.S.

Company Name: Engage Mobility, Inc.

Registered Address:

Authorized Representative: Name: James S. Byrd, Jr., Position: Chairman and CEO
Nationality : U.S.

(b)	Xinhua Ruide

Company Name: Xinhua Ruide (Beijing) Network Technology Co., Ltd.

Registered address:

Legal representative:

Name: Cao Bin Position: Chairman Nationality: China

(c)	Shenzhen Yingjia

Company Name: Shenzhen Yingjia Mobile Technology Ltd.

Registered Address:

Legal representative: Name: Zhang Hua

Position: Chairman

Nationality: People's Republic of China

1.2	Change of Legal Representative or Authorized Representative

If any party changes the legal representative or authorized representative provided by Section 1.1 (the Agreement parties), the party shall inform to the other party by written notice within thirty (30) days after the change implemented.

Article 2 Establishment of the Company

2.1	Name

The company's Chinese name is “Datang Engage (China) Mobile Technology Co., Ltd.” (subject to AIC approval) .

2.2	Address

The company's registered address is No. 6, North Yongjia Road, Haidian District, Beijing China.

2.3	Limited Liability

The Company is a limited liability company. Parties shall share the company's profits and share the company's risks and losses based on the proportion for which their respective capital contribution accounted of the total registered capital of the company; however, the company's creditors only have recourse to the assets of the Company and shall not be entitled to seek or requests reimbursement from any party.

2.4	Compliance with Applicable Laws

The company is a legal entity as defined by the Chinese Law. Company activities are governed by applicable Chinese laws, the articles of association and the jurisdiction and protection of this Agreement.

2.5	Company Set Up

The headquarter and registered office of the Company should be set up in Beijing, China. T he Company's initial server and backup platform shall be. The operation center should be set up in Shenzhen, China.

Article 3 Business Purpose and Scope

3.1	Business Purpose

The company's purpose is to gather the resources of all parties to jointly develop the China market and to become China’s leading mobile Internet cloud service provider.

3.2	Business Scope

The business scope ("Business Scope") includes research, development, design, production and sales of software products, and providing technology license, technical consulting, and technology services.

Article 4 Total Investment and Registered Capital

4.1	Total Investment

The company's total investment ( Total Investment”) is RMB 20,000,000.

4.2	Registered Capital

All parties agree to the company’s registered capital ( Registered Capital of RMB10,000,000. All parties agreed to the capital contribution of the registered capital of the company according to the following ratio:

(a) Engage USA: USD cash equivalents to three million RMB cash, accounting for 30% of the registered capital of the company. This capital will be contributed byShenzehn Yingjia on behalf of Engage and credited to Engage;

(b) Xinhua Ruide: patented technology, accounting for 10% of the registered capital of the company.

(c) Shenzhen Yingjia: six million RMB in cash, accounting for 60% of the registered capital of the company.

4.3	Time of Investment

Under the premise to be in compliance with the laws of China, other than the initial registered capital, the remaining the registered capital should be funded parties should have the funding in place not later than one (1) month after the day of incorporation. The remaining registered capital shall be funded no later than two years from the business license issuance date.

4.4	Verification and Proof of Funding

The cooperating parties agree to hire an accounting firm registered in China for verification in accordance with international guidelines with verification report issued.

4.5	Investment Certificate

After capital contributed by any party, the Company shall issue investment certificate signed by the president to the party within thirty (30) business days upon receipt of verification report. Every investment certificate shall set forth the amount and the specific date of contribution proved by the investment certificate on the front page.

4.6	Unpaid contributions

If any party fails to pay wholly or partly funded amount of the registered capital in accordance with the terms of the Agreement (“ Default Amount”) shall pay to the company simple interest on the Default Amount at the rate of 0.5% per day during the period between the contribution due date to the date of payment, and in any case it shall make up the breach within twenty (20) business days upon receipt of notice of default sent by the other party. Each party hereby agrees to procure that their respective directors appointed will vote for approval of termination, equity transfer or other remedial measures made as contemplated under section 4.6 herein (failure for contributions), and to seek in good faith to obtain all necessary authorization to realize such termination, equity transfer or other remedy.

4.7	Additional Capital Contribution

The company can increase the registered capital with unanimous approval of all parties of the company.

The parties are entitled to subscribe the additional registered capital based on its stake in the company at that time, unless otherwise agreed in writing by all parties.

When increasing the registered capital, the company shall, firstly, issue subscription offer to each party based on the proportion of their respective stake of the company's equity at that time (such offer issued to each of the parties is a "subscription offer", and all such offers referred to as "the· subscription offers"), unless otherwise agreed in writing by all parties.

If a party gives up the subscription, the other parties can subscribe those shares based on the proportion of their stake of the company at that time.

For any unsubscribed shares that are not subscribed by the cooperating parties based on the agreement, the company can make subscription offer to any party approved by all parties in accordance with the terms and conditions not more favorable than the provisions subscribed in the subscription offers (but the cooperating parties shall not unreasonably refuse to approve ) .

Article 5 Equity Transfer

5.1	Transfer Prohibited

The cooperating parties hereby acknowledge that any party shall not sell, transfer to any third party, including mortgage, pledge all or part of its holding in the company, nor shall set any encumbrances thereon, without the prior written consent of the other partners, unless otherwise provided in this Agreement

5.2	Right of First Refusal

If any party (the "Transferor") wish to transfer to a third party all or part of its shares in the company, it shall issue a written notice ("Transfer Notice") to the rest of its partners ("Non- transferor Party"), which states it wishes to transfer the shares, the price of such transfer, the proposed transferee's identity, as well as other proposed transactions ·with these terms and conditions. For all (but not some) the proposed transfer equity, non-transferor side has right of first refusal. If the non-transferor wishes to exercise its right of first refusal, it shall submit the notification ("Call Notice") to the transferor to exercise its right of first refusal within thirty (30) days ("30-day period") after receipt of the Transfer Notice. Call notice is final and binding on non- transferor. If the non-transferor does not submit call notice within the period of 30 days, the transferor shall be entitled to sell the shares to the proposed third party transferee, provided that the final purchase price and other terms and conditions available to the transferee, in any case, shall not superior to the prices, terms and conditions provided to the non transferor parties.

Both Parties shall sign a share purchase Agreement in all material respects accordance with the terms and conditions set fort in the Transfer Notice within thirty (30) days upon the date of the Subscription. The amount of the purchase price of such shares shall be paid in cash immediately available to the account designated by the transferor, without any set-off, deduction or counterclaim.

5.3 AII parties agree Xinhua Ruide can choose to receive 12% ownership of the company from Shenzhen Yingjia and increase its investment in the Company (in other words, Xinhua Ruide by itself can increase up to 12% ownership of the Company); Xinhua Ruide will invest RMB one million two hundred thousand Yuan in intangible assets that are evaluated by a valuation agency that are jointly en gaged by all parties in t his agreement The above ownership transfer will be completed within one month of Xinhua Ruide issuing the ownership transfer transaction written notice, all parties shall cooperate and sign related documents and carry through related procedures.

Article 6 Obligations of the Parties

6.1	Engage U.S.

Besides as otherwise provided in performance of the obligations of this Agreement, under the premise of being in compliance with other provisions of this Agreement, Engage U.S. shall :

6.1.1 assist the company to obtain any and all necessary or appropriate government registration, license (not including any necessary industry product certification), approvals, as well as any other documents of any nature necessary for setting up operating companies in China.

6.1.2 join in and form Engage China company with technical inputs, providing comprehensive technical support for server deployment, software maintenance, software improvements and the post-stage development of new technologies of its legally owned software in China .

6.2	Obligations of Xinhua Ruide

Besides as otherwise provide in performance of the obligations of this Agreement, under the premise of being in compliance with other provisions of this Agreement, Xinhua Ruide shall :

6.2.1 assist the company to obtain any and all necessary or appropriate government registration, license (not including any necessary industrial product certification), approvals, as well as any other documents of any nature necessary for setting up operating companies in China.

6.2.2 join in and form Engage China with its brand, resources; provide office space, server maintenance, network infrastructure equipment and network bandwidth, cloud services and other associated industry resources during the phases of product testing (before formal launch out of the product) .

6.2.3 in accordance with applicable policies and regulations, to assist the company to obtain tax relief, including, but not limited to, the company obtain preferential tax incentives for certified high-tech enterprises or other similar nature corporates;

6.2.4 assist the company to obtain any government grants or subsidies or tax incentives applicable to the company with best efforts.

6.3	Obligations of Shenzhen Yingjia

Besides as otherwise provided in perfom1ance of the obligations of this Agreement, under the premise of being in compliance with other provisions of this Agreement, Shenzhen Yingjia shall

6.3.1 assist the company to obtain any and all necessary or appropriate government registration, license (not including any necessary industrial product certification), approvals, or any other documents of any nature necessary for setting up operating companies in China. ·

6.3.2 join in and form Engage China by the way of capital investment and is responsible for the market operations and team building of Engage China utilizing its domestic network.

6.4	Further Obligations

6.4.1 In addition to the obligations of the parties listed above, each party must make its best endeavors to procure the Company's investment direction and operations comply with (i) applicable law, (ii) any administrative rules adopted by the Board, (ii) prudent management, and (iii) the company's business, financial and legal obligations.

6.4.2 all parties expressly acknowledged that all parties and the company's areas of expertise, technology, goods, sales activities and services are subject to the regulations of the establishment location and the business activities location (including but not limited to China and the United States) .

Article 7 Technology License and Services

7.1	Technology License

Engage U.S. will provide JV with all of its licensed technology, technical know how, product types, business and marketing expertise, technical and product support, and general business and product expertise for use throughout China. The JV shall not acquire any license or use rights for anywhere else in the world unless done by subsequent written agreement.

7.2	Technology Services

All parties agree, Shenzhen Yingjia will make wire payments of USD 300,000 to Engage U.S. on or before November 18, 2013 as initial development fund to create and deliver to the JV a Chinese mobile interactive systems customized for the China market (i.e. Chinese AR system) after the capital contribution. JV will repay Shenzhen Yingjia the amount after JV receives the registered capital. Engage U.S. shall deliver to the JV a commercially available Chinese mobile interactive system within 100 days after collecting the fees.

Article 8 Trademark License

8.1	Trademark License

All parties acknowledge and agree that the company can use the combination of markers (the "Company Exclusive Trademark") containing certain kinds of trademarks, logos or other commercial trademarks of Engage U.S., Xinhua Ruide, and Shenzhen Yingjia in the products produced and sold by the company and related technical support, maintenance, professional, consulting, development and integration services provided. The Company can also use the Company Exclusive Trademark in corporate identity materials, and sales and promotion materials. The use of any trademarks, logos or trade dress of Engage US shall be for the limited purpose of operation of the JV throughout China.

Article 9 Board of Directors

9.1	Establishment of the Board of Directors

9.1.1 The Board of Directors shall be established in on the date of the establishment.

9.1.2 The Board of Directors shall consist of 3 Directors, of which 1 shall be appointed by Engage U.S., 1 shall be appointed by Xinhua Ruide, and 1 shall be appointed by Shenzhen Yingjia.

9.1.3 Shenzhen Yinjia shall appoint one of its directors as the Chairman of the Board and the Chairman of the Board is the legal representative of the JV.

9.1.4 The term of office for the directors shall be two (2) years and any Director may be reappointed or replaced at any time by the Party which originally appointed the director. The Party which initially appointed the Director shall appoint a successor in case the Director is absent from the office due to retirement, resignation, illness, loss of capability or death

9.1.5 Directors shall possess adequate experience and ability and ensure adequate time and energy to perform the duties in an honest and diligent manner. Members who are not in line with these qualifications shall not be in the Board of Directors.

9.1.6 The resolution any of the following matters should be unanimously approved by all the Directors in written forms:

(a) amendments to the Articles :

(b) approval of changes to the company's business scope or range of products ;

(c) the termination, dissolution or liquidation of the Company. and any action taken thereon ;

(d) the division. Merger or sale of the company or a change in the company's form of economic organization;

(e) increasing or decreasing the company's total investment. and I or registered capital , the transfer of the shares of the registered capital of the company:

(f) investment, purchasing, subscription or otherwise acquiring or disposal of any shares or other securities of any nature of the Company ;

(g) Undertaking any encumbrances on the Company's entire or any part of the business, property, assets or equity;

(h) sale, transfer, lease, assign or otherwise dispose of the company's business, property or assets ( or any interest therein) during the non-regular business progress , and the amount involved exceeds 10% of the net asset or over the most current limits subsequently and unanimously approved by the Board of Directors;

(i) any overseas investment or establish any branch within and outside of China:

(j) approval of the annual budget and changes to any contents of the approved annual budget that are more than 10% of approved amounts:

(k) approval of the final settlements of the accounts and annual financial statements:

(l) approval of the annual profit distribution plan and the associated recovery of losses plan, including statutory fund reserve plan:

(m) approval of any transactions or entering into any agreement for the benefit of any party in this agreement or their respective related parties: or conducting any transactions or agreements with any party described and the amount of the transactions or agreements would cause changes to the content of the approved annual budget for more than 10% of the approved annual budgeted amount:

(n) approval of any significant transactions or entering into any agreement the “significant transaction” refers to any transactions of series related transactions exceed the total value of RMB 1.000.000 or above the most current limits subsequently and unanimously approved by the Board of Directors;

(o) incur any indebtedness (including any loans provided to the Company by a third party or the Company providing any guarantee for other companies) or provide any loan or payment of any advanced payment or provide credits to any parties other than the trade credits incur in the normal course of business;

(p) initiate any litigation or arbitration proceedings or in any litigation or arbitration proceedings reconciliation or the company is a party to release any claim under the any agreement, and the amount involved is more than RMB 1.000.000 Yuan or the most current limits subsequently and unanimously approved by the Board of Directors:

(q) approval of any product sales arrangements or policies that the Company intends to establish or use that are inconsistent or do not cohere to the principals within the scope of the provisions on the product sales arrangements and policies under the general principles of this agreement or any related other sub-agreements:

 (r) the approval of the signing authority of the Chairman or the Managing:

(s) approval of the Company's management and staff compensation and benefit m aster plan (including the maximum limits for the bonuses) that deviate from the relevant provisions of the annual budgeted compensation master plan:

(t) appointment and removal of president, vice president, chief financial officer, chief technology officer and deputy technical director.

Article 10 Board of Supervisors

10.1	Establishment of the Board of Supervisors

10.1.1 The JV shall consist of three (3) Supervisors ("Supervisors"). The Supervisors shall perform its duties and responsibilities in line with all laws and regulations of China and the regulations in the Agreement. Engage US, Xinhua Ruide shall each appoint one (1) Supervisor. Xinhua Ruide shall appoint the Chairman of the Board of Supervisor. After the JV is setup, J V shall appoint one employee representative as Supervisor.

10.1.2 Any Director or management shall not at the same time act as the Supervisor.

10.1.3 Any Supervisor shall possess adequate experience and ability and ensure adequate time and energy to perform the duties in a honest and diligent manner.

10.1.4 The term of Supervisor shall be two (2) years and any Supervisor may be reappointed when the term is due by the Party which originally appointed the Supervisor. The Party which initially appointed the Supervisor shall appoint a successor in case the Supervisor is absent from the office due to retirement, resignation, illness, loss of capability or death.

Article 11 Business Management

11.1	Management Structure

The management shall have: (i) a General Manager "General Manager"); (ii) two Deputy General Manager ("Deputy General Manager"), (iii) a Chief Financial Officer ("Chief Financial Officer"); and (iv) a Chief Technology Officer ("Chief Technology Officer") (all called "Management").

11.2	General Manager

The General Manager shall have the responsibility of implementing the general policies and decisions of the Board of Directors, and of organizing and conducting the daily management of the JV. In the first year of the JV, the post of the General Manager shall be concurrently held bythe Chairman of the Board. The General Manager shall be nominated until determined by the Board of Directors with a term of one (1) years, and may be renominated and reappointed by the Board of Directors.

11.3	Vice General Manager

Deputy General Managers shall be nominated from Engage US and Xinhua Ruide each, and be determined by the Board of Directors. The Deputy General Managers shall be report to and assist the General Manager in dealing with everyday management with a term of one (1) years, and may be renominated and reappointed by the Board of Directors.

11.4	Chief Financial Officer

The Chief Financial Officer shall be nominated by Shenzhen Yingjia and determined by the Board of Directors. The Chief Financial Officer shall report to the General Manager with a term of one (1) years and may be renominated and reappointed by the Board of Directors.

11.5	Management Salary

Salary and welfare of the Management shall be approved by the Board of Director.

11.6	Other Senior Officials

The appoint of any Senior Officials that are not mentioned above shall be determined by the General Manager.

11.7	Full Time Requirement

Management shall work full time and shall not work part time any entity in direct competition with the JV 's business aany identity within the JV 's legitimate scope of business and shall not join any business that is in direct competition with the JV 's business.

Article 12 Non-competition and Non Solicitation

12.1	Non-competition

Each Party shall ensure that the Party and its affiliates: shall not perform or join (individually or with other person(s)) directly or indirectly any business of the similar kind with the JV as long as the cooperation of the JV exist; and

12.1.1 The restriction in 12.1.1 does not prohibit the parties and their controlled affiliates to perform the prohibited activity after the prohibition being terminated. Nothing in this Article 12 shall limit or prohibit Engage USA from conducting any of its business outside of China.

Article 13 Financing and Accounting

13.1	Accounting System

The financial and accounting system ("Financial and Accounting System") to be adopted by the JV shall be able to perform the internal and procedure control effectively and shall be in accordance with the relevant laws, regulations and rules of the PRC governing finance and accounting systems. The JV’s statements shall be true and complete, shall include the JV’s financial status up to the date of the statement and shall include the JV’s performance, cash flow and equity variation covering the statement period in accordance with the relevant laws and regulations of PRC.

13.1.2 The financial and accounting system shall be conducted after the approval of the Board of the Directors. Subject to relevant laws, the financial and accounting system and its amendments shall be reported and documented in relevant authority of PRC. The company shall use Renminbi as the standard currency for bookkeeping.

13.2	Financial Statements: the right to know of both Parties

The JV shall engage a independent audit entity to perform audit on the JV’s annual financial reports. The independent audit entity for the JV shall be engaged by the Board of Directors.

Any party can engage the party 's internal staff or independent auditing firm (registered abroad or in China) on its own expenses to audit JV 's books, records, and other financial, business or legal records on behalf of the party. The JV shall permit the internal staff or independent auditing firm described above to obtain all records other accounting records of the JV within normal business process. Additionally, the HV shall provide reasonable work space and conditions for the engaged internal staff or independent audit entity and tis staff, however, the prerequisite is that the audit staff needs to sign and provide t he standard confidentiality agreement for the J V and guarantee that to keep all reviewed documents and materials confidential.

The JV shall submit to the Parties balance sheet, profit and loss statement and income statement and their annexes in Chinese and English language as soon as possible (no later than ninety (90) days after the end of the respective fiscal year in any case).

The JV shall submit to the Parties quarterly financial statement prior to the audition on the JV 's finance and operation as soon as possible (no later than ten (10) business days after the end of the respective quarter in any case).

Article 14 Duration of the Joint Venture and its extension

14.1	Duration of the JV

Agreed by each Party, the duration of the JV ("Duration") shall be twenty-five (25) years from the date of the establishment unless the JV being dismissed or cleared or the Duration being extended.

14.2	Extension of the JV Duration

14.2.1 If any Party wants to extend the JV Duration, the Party shall notify and discuss with other Parties two (2) years prior to the expiration of the first JV Duration (or any extension) to decide whether to extend the duration. If the Parties agree on the extension, an application shall be submitted to the examination and approval authority at least six (6) months prior to the expiration of the duration of the JV.

14.2.2 However, if Parties fail to sign in written a Duration extension agreement twelve (12) months (or a period regulated otherwise by the Parties or by China laws and regulations) prior to the expiration of the duration of the JV , the Agreement shall be terminated immediately when the duration is reached.

Article 15 Early Termination

15.1	Termination of the Agreement

15.1.1 The Agreement may be terminated prior to its stated expiration date by a unanimous written agreement of all Parties.

15.1.2 The Agreement may be terminated by any Party if any of the following conditions arises or are informed:

(a) If the JV is unable to continue operations due to serious loss suffered from: (i) successive three (3) years' loss; or (ii) the accumulated amount of such loss has made the JV’s shareholders' rights less than sixty percent (60%) of the JV’s registered capital;

(b) If the JV is unable to obtain all approval, documentation and registration to make the project and its documents effective within one hundred and eighty (180) day.s of the establishment of the JV;

(c) If the JV is unable to continue operations for one hundred and eighty (180) days due to an event of force majeure;

(d) If the government request all or major assets of the JV by Nationalization, appropriation or other ways;

(e) If the JV is unable to obtain or extend material permits or government authorization for its operation.

Article 16 Dismissal and Clearance

16.1	Dismissal and Clearance

The JV may dismiss and clear the company in accordance with relevant laws and regulation of PRC. With consensus of the Board of Directors, the business may be closed and start the dismissal and clearance. If relevant laws and regulations of the PRC apply, the JV shall submit the dismissal and clearance plan to relevant governing authorities for approval and supervision.

16.1.1 If the Board of Directors decide to dismiss and clear, the JV and the Parties shall obtain approval in accordance with applicable laws and regulations or PRC in a fair manner.

16.1.2 After the resolution of the Board of Directors and the approval of government authorities, each Party shall establish a clearance team ("Clearance Team"), the clearance team may represent the JV in any legal matters. The clearance shall be carried out in accordance with applicable laws and regulations of PRC, this Agreement and articles of the JV.

Article 17 Indemnification

17.1	Delinquent Party Indemnification

If One Party and its shareholders, directors, senior officials, employees, representatives, agencies, Agreementors and licensees ("Indemnified Party") suffer any damage and loss for (i) the other Party ("Delinquent Party") breach in any way the Agreement, including but not limited to any false statement or failure to fulfill any commitment, obligations or arrangements, and (ii) Delinquent Party fails to act or act in a careless or inappropriate manner, Delinquent Party shall compensate the Indemnified Party and protect it from loss.

Article 18 Force Majeure

18.1	Force Majeure Events

"Force Majeure" events cannot be controlled or prevented through careful and reasonable measures, either such events are caused by the non-affected Party 's faults, carelessness, and may impede directly or delay the affected Party to perform its obligations under the Agreement. The events include but do not limit to earthquake, storm, flood, fire, war, riot and other acts of the same nature, however, Force Majeure shall not include the following situations in any case:

One Party is short of capital or fail to pay when due; or Delay of the Agreementor or subAgreementors or breach due to Force Majeure events not included in the Agreement.

18.2	The Occurrence of the Force Majeure

If one Party is unable to fulfill any obligations under the Agreement in a complete, timely and appropriate manner when Force Majeure occur, the Party shall be exempt from such breach within the affected scope. However, the affected Party shall notify the other Party in details such event and the inability to fulfill any obligations under the Agreement in a complete, timely and appropriate manner by fax or express on the occurrence of such event or within ten (10) days when the communication recovers. The affected Party shall not be exempt from the breach if the Party fail to notify and provide evidence as such.

18.3	Mitigate the Effect of Force Majeure

The affected Party shall adopt any possible measures to offset or mitigate the negative effects of the Force Majeure and resume the obligations after the offset or mitigation. Failure to perform the obligation of mitigation shall be liable for additional loss resulted from the suspension because the affected Party does not Perform offset or mitigation.

Article 19 Applicable Laws

19.1	Applicable Laws

The Agreement shall be governed and interpreted by the laws and regulations of PRC.

Article 20 Settlement of Disputes

20.1	Consultation

All disputes ("Dispute") arising from the execution of, or in connection with, the Agreement shall be settled through friendly consultation between Parties. The consultation shall begin as soon as one Party notify in writing the other Party (Parties) to settle disputes through consultation. If no settlement can be reached through consultation within sixty (60) days after the Party(Parties) receive the notice, the dispute shall be submitted to arbitration under Article 20 (Settlement of Disputes). The arbitration is final and binding.

20.2	Arbitration Court

If disputes or right petition arising from the execution of, or in connection with (including the signing, effectiveness or termination of the Agreement) the Agreement cannot be settled through consultation in accordance with 20.1(Consultation), the dispute or petition will be submitted to Beijing arbitration Court.

20.3	Arbitration Court

The arbitration shall be final and binding for all Parties. The arbitration is the only and exclusive remedy for all Parties' petition, court charge or dispute. Except the compulsory execution of relevant arbitration agreements or their resolution, the Parties shall waive any right of application or appeal to any court, court of justice to the largest extent in accordance with relevant laws and regulations.

20.4	Arbitration Expenses

The losing Party shall bear the expenses (include but not limited to the expenses of the arbitrator and the arbitration court, reasonable chargeout and expenses of the lawyers)

20.5	Agreement Execution during Arbitration

During the arbitration proceeding, the Agreement shall continue to be executed by the Parties, except for the part which is under arbitration.

Article 22 Miscellaneous

22.1	Effectiveness and Change of the Agreement

The Agreement takes effect after relevant governing authorities' approval. On the basis of its accordance with relevant laws and regulations of PRC, the Agreement can be changed by writing documents from the Parties at any time.

22.2	Notice

Notice in accordance with the Agreement from any Party or company shall be written in English and Chinese, and be delivered by appointed person, email, fax or FedEx, or DHL or any express companies recognized by both Parties (collectively called "qualified Express Companies") to the other Party 's following address, or the address provided by the other Party constantly or legal address of the other Party. If the notice is delivered by qualified express companies, the arrival day will be viewed as the effective delivery day; if the notice is delivered by email or fax, the first business day after the transmission day (according to the date in the email or fax) will be viewed as the effective delivery day, and an ordinary mail shall be submitted later.

(a) Engage Mobility, Inc. (Seal):

Address:

To: Jim Byrd

(By email):

Article 23 Confidentiality

23.1	Content Confidentiality

The Parties shall not disclose or promote the disclosure from their owners, affiliates, directors, senior officials, employees, agencies, professional or other consultants ("One Representative") and the owners, affiliates, directors, senior officials, employees, agencies, professional or other consultants the Agreement content to owners, affiliates, directors, senior officials, employees, agencies, professional or other consultants ("Company Representative", collectively called "Receiving Party" with the One Representative) to any party outside the Receiving Party.

23.2	Disclosure Information Confidentiality

For the information the receiving Party know of and the other Part (include One Representative) or Company (include Company Representative) (collectively called "Disclosure Party") possess or disclose, the rights and obligations relevant to the Agreement, or the execution or act relevant to the Agreement, or any meetings involving both Parties or the Board of the Directors, or any exclusive and confident information attached to the services of the Board of Directors, senior officials, employees, agents, consultants, pertaining to Agreement and its articles (collectively called "Confidential information"), the Parties shall and shall promote a strict confidentiality between all receiving Parties, and shall not be used for any other purposes (except for when Directors and employees use it for the JV 's personnel system) except those regulated in the Agreement.

(b) Xinhua Ruide:

Address:

To: Yang Yong

Fax:

(c) Shenzhen Yingjia

Address:

To: Zhang Hua

Fax:

23.3	Complete Agreement

The Agreement, the articles of the JV , attached written Agreements for the Agreement, and the attachments and annexes of the Agreement compose the only and complete agreement between each Parties for the purpose, and replace all previous oral or written agreements, memorandum and communications between the Parties and/or their respective affiliates for the purpose.

23.4	Divisibility

The article shall be viewed as ineffective in case it violates any authorized article or condition or any laws and regulations despite conflicting regulations in the Agreement and the article shall be replaced when reasonable and feasible in the case of: (i) regulating intentions of both Parties, and (ii) non-violating of any authorized article or any laws and regulations. If any Party fail to fulfill the obligations regulated above and result in the termination of the Agreement by one Party, 22.4 (Di visibility) shall not be held applicable to terminate or pro hi bit the right of the termination of the Agreement by one Party.

23.5	Language

The Agreement shall be written in Chinese and in English versions. The English language version and the Chinese language version shall be equally binding.

23.6	Conflict

The articles of the JV are established in accordance with the articles of the Agreement. In case of discrepancies, the articles of the Agreement shall prevail.

23.7	Stamp

Respective Parties shall bear stamp or taxes of the same nature relevant to the signing of the Agreement of the articles of the JV collected by the government.

23.8	Text

Multiply copies of the Agreement can be signed and the signed copies shall be equally binding with the original Agreement.

23.9	No Waive-off

The fact that any Party does not or fail to act or seek timely the rights or remedy under the Agreement, or the fact that any Party does not or fail to fulfill its obligations under the Agreement shall not compose or be interpreted as the Party full or partial waiver of its rights, remedy or obligations, and the rights, remedy or obligations continue to be effective.

23.10	No Third Party Beneficiary

Unless being regulated by the Agreement otherwise, only the Agreement Parties and their affiliates shall be held binding and the rights, interests or remedy of any kind under the Agreement shall not be granted to any other person explicitly or implicitly .

23.11	Fair Interpretation

The Agreement shall be interpreted without the consideration on which Party initiates its draft, which Party suggest the language using or draft it, nor shall any interpretation be held for or against the Party that initiate, suggest or draft the Agreement.

Engage Mobility, Inc. (seal)

Signature:	/s/
Title:

Beijing Xinhua Ruide Network Technology Co., Ltd. (seal)

Signature:	/s/
Title:

Shenzhen Yingjia Mobile Technology Co., Ltd (seal)

Signature:	/s/
Title: